EXHIBIT 99.1

Contact:
Megan Burling
Director, Corporate Communications
617-928-0820
mburling@matritech.com

Matritech Reports Third Quarter Financial Results

- Sales of NMP22 BladderChek Tests Up 224% Over the Same Period in 2003 -

Newton, Mass. (November 3, 2004) – Matritech, Inc. (AMEX: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the third quarter ended September 30, 2004.

Revenues for the third quarter of 2004 were $1,935,405, compared with $1,171,310 for the third quarter of 2003, an increase of 65%. This increase was due primarily to greater sales of NMP22® BladderChek® Tests, as well as favorable foreign currency translations. Revenue recognized from Matritech’s NMP22® bladder cancer product line increased 137% during the quarter to $1,445,223, as compared with $610,092 in the third quarter of 2003. NMP22 BladderChek Test sales remained the primary driver of the sales increase in the NMP22 product line in the third quarter of 2004.

The Company reported a loss from operations of $1,987,742 for the quarter ended September 30, 2004, compared with a loss of $1,601,607 for the same period in 2003. This 24% increase in loss from operations was due primarily to the increased expenses of staffing Matritech’s direct-to-the-doctor sales force, sales-related marketing expenses and corporate communications expenses. The Company reported a net loss of $2,719,839, or $0.06 per share, for the quarter ended September 30, 2004, compared with a net loss of $1,782,568, or $0.06 per share, for the same period in 2003. This 53% increase in net loss was due primarily to amortization of non-cash charges related to the Company’s convertible debt and to the expenses described above.

Revenues for the nine months ended September 30, 2004 were $5,051,061, compared with $3,224,803 for the nine months ended September 30, 2003, an increase of 57%. Revenue recognized from Matritech's NMP22® tests for bladder cancer increased 129% during the first nine months of 2004 to $3,512,477, as compared with $1,534,879 in the first nine months of 2003. As in the third quarter, this increase was due primarily to sales of Matritech’s NMP22 BladderChek Test, as well as favorable foreign currency translations.

The Company reported a loss from operations of $6,515,054 for the nine months ended September 30, 2004, compared with a loss of $5,266,391 for the same period in 2003. This 24% increase in loss from operations was due primarily to the increased expenses of staffing Matritech’s direct-to-the-doctor sales force, sales-related marketing expenses, and expenses incurred to comply with Sarbanes-Oxley requirements. The Company reported a net loss of $8,633,344, or $0.22 per share, for the nine months ended September 30, 2004, compared with a net loss of $5,603,607, or $0.17 per share, for the same period in 2003. This 54% increase in net loss was due primarily to amortization of non-cash interest charges related to the Company’s convertible debt and to the expenses described above.

“The tripling in sales of our NMP22 BladderChek Test from the third quarter of 2003 to the third quarter of 2004 is the result of our investment in a direct-to-urologist sales force. In addition, during the third quarter, we continued to focus our R&D resources on our NMP66 breast cancer program. Promising preliminary data was presented at the 4th Annual European Conference: Perspectives in Breast Cancer and our research and development team is continuing further development of our NMP66 technology. Our goal remains to commence testing of clinical samples this year using an accurate, cost-effective, serum-based test for breast cancer,” said Stephen D. Chubb, Chairman and Chief Executive Officer of Matritech, Inc.

“By establishing and expanding our direct-to-urologist sales force, we have seen consistent and significant increases in sales of our NMP22 BladderChek Test in 2004. These results advance our objective of making NMP22 a standard of care for physicians in diagnosing patients at risk for bladder cancer,” said David L. Corbet, President and Chief Operating Officer of Matritech, Inc.

During the third quarter of 2004:

  Matritech’s partner Stellar International announced approval from Health Canada to market the NMP22 BladderChek Test in Canada;

  Matritech scientists presented preliminary serum-based data regarding use of NMP66™ proteins for the detection of breast cancer at the 4th Annual European Conference:    Perspectives in Breast Cancer; and

  The Company launched a new corporate web site to accommodate physician orders online.

Scheduled Conference Call:
Matritech has scheduled a conference call at 8:30 a.m. on Wednesday, November 3, 2004 to discuss the results of operations for the third quarter of 2004 and to discuss expectations of future performance. This call is being web cast by CCBN and can be accessed at Matritech’s website at www.matritech.com under “Investor Relations”.

About Matritech:
Matritech is using its patented nuclear matrix protein (NMP) technology to develop diagnostics for the detection of major cancers. The Company’s first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been approved for both the monitoring and diagnosis of bladder cancer. The NMP22 products are based on Matritech’s proprietary NMP technology, exclusively licensed from the Massachusetts

Institute of Technology, which correlates levels of NMPs in body fluids or cells to the presence of cancer. The Company has discovered other proteins associated with breast, cervical, prostate, and colon cancer and is, with its own research staff and through strategic alliances, in various stages of research and development currently targeted to applications for breast, cervical, and prostate cancer.

Statement Under the Private Securities Litigation Reform Act:
Any forward-looking statements in this release, including those related to the Company's expectations regarding its current and future products, the prospects for developing and commercializing a blood-based breast cancer detection test, business prospects, and the results of operations or financial position, expected financial performance and expected customer sales are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These include but are not limited to, risks related to technical obstacles encountered by the Company or its partners in completing development of new products, reproducibility of research results in clinical trials, delays in, or denials of, FDA and other regulatory approvals, future product demand and pricing, maintenance of key vendor and partner relationships, performance of distributors and partners, the timing of orders from distributors, competitive products and technical developments, general business and economic conditions and those other risk factors described in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to update any such forward-looking information.

-- Financial Results Follow --

Matritech, Inc. Financial Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2004	2003	2004

Revenues	$1,171,310	$1,935,405	$3,224,803	$5,051,061
Cost of sales	476,862	596,501	1,548,577	1,781,667
Research, development and
clinical expense	636,242	661,978	2,034,130	2,067,757
Selling, general and
administrative expense	1,659,813	2,664,668	4,908,487	7,716,691

Loss from operations	(1,601,607)	(1,987,742)	(5,266,391)	(6,515,054)

Interest income	12,624	24,313	56,572	73,339
Interest expense	193,585	756,410	393,788	2,191,629

Net Loss	$(1,782,568)	$(2,719,839)	$(5,603,607)	$(8,633,344)

Basic/diluted
net loss per share	$(0.06)	$(0.06)	$(0.17)	$(0.22)

Basic/diluted
weighted average
number of common
shares outstanding	32,150,176	42,116,886	32,130,292	40,109,535

	December 31,	September 30,
	2003	2004

Cash & cash equivalents	$7,518,124	$7,036,057
Working capital	5,434,456	5,144,477
Total assets	10,418,320	10,275,534
Long-term debt	1,338,062	564,709
Stockholders’ equity	4,798,230	5,182,615